EXHIBIT 23.1



                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to Registration Statement on Form S-4/A of Terex Corporation of our report dated March 6, 1998 appearing on page F-2 of Terex Corporation's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report dated March 6, 1998 (except as to Notes P and Q which are as of March 31, 1998)appearing on page F-5 of Terex Corporation's Current Report on Form 8-K dated July 16, 1998 and of our report dated March 6, 1998 appearing on page 51 of Terex Corporation's Current Report on Form 8-K dated July 16, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PricewaterhouseCoopers LLP


Stamford, Connecticut
August 3, 1998